Exhibit 99.3

Imprivata Announces Pricing of Offering of Common Stock by Selling Stockholders

Lexington, Mass.—August 5, 2015—Imprivata®, (NYSE: IMPR), the healthcare IT security company, today announced the pricing of the previously announced underwritten public offering of 4,566,666 shares of its common stock by existing stockholders as identified in the prospectus supplement relating to the offering. In addition, the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 684,999 shares of common stock from the selling stockholders. All of the shares in the offering will be sold by the selling stockholders and Imprivata will not receive any of the proceeds from the offering of shares by the selling stockholders. The offering is expected to close and settle on August 11, 2015, subject to customary closing conditions.

J.P. Morgan Securities LLC, Barclays Capital Inc. and Piper Jaffray & Co. are acting as joint book running managers for the offering. Stifel is acting as passive book running manager. Wells Fargo Securities, LLC and Oppenheimer & Co. are acting as co-managers.

The public offering is being made pursuant to a shelf registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying base prospectus related to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which can be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone: +1 (866) 803-9204; from Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: +1 (888) 603-5847 or by e-mailing: Barclaysprospectus@broadridge.com; or from Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, or by telephone at (800) 747-3924, or by e-mail at prospectus@pjc.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Imprivata

Imprivata, Inc. (NYSE: IMPR) headquartered in Lexington, Massachusetts, is a leading provider of IT security and identity solutions to the healthcare industry that help providers securely and efficiently access, communicate and transact patient information. The Company’s security and identity solutions provide authentication management, fast access to patient information, secure communications and positive patient identification to address critical security and compliance challenges faced by hospitals and other healthcare organizations, while improving provider productivity and the patient experience.

Media Contacts:

John Hallock

617-615-7712

jhallock@imprivata.com

Investor Contact:

Bob East / Asher Dewhurst

Westwicke Partners

443-213-0503

bob.east@westwicke.com

imprivata@westwicke.com